Exhibit 99.1

NEWS
5350 Tech Data Drive
Clearwater, FL 33760
(727) 539-7429

FOR IMMEDIATE RELEASE	SYMBOL: TECD
Thursday, May 22, 2008	TRADED: NASDAQ/NMS

Tech Data Reports Fiscal 2009 First-Quarter Results

Record first-quarter net sales of $6.1 billion increased 12.3 percent; operating income grew 42.6 percent

CLEARWATER, FL. — Tech Data Corporation, a leading distributor of IT products, today announced results for the first-quarter ended April 30, 2008.

Results At A Glance (1)

($ in millions, except per share amounts)	Three months ended April 30, 2008	Three months ended April 30, 2007
Net sales	$6,065.8	$5,402.1
Operating income (GAAP)	$42.4	$29.7
Operating income (Non-GAAP)	$42.4	$38.1
Net income (GAAP)	$23.0	$9.9
Net income (Non-GAAP)	$23.0	$18.2
Net income per diluted share (GAAP)	$.43	$.18
Net income per diluted share (Non-GAAP)	$.43	$.33

(1)	Please refer to the GAAP to Non-GAAP Reconciliation that is contained in the attached financial summary.

This information is also available on the Investor Relations section of Tech Data’s website at www.techdata.com.

Net sales for the first quarter of fiscal 2009 ended April 30, 2008, were $6.1 billion, an increase of 12.3 percent from $5.4 billion in the first quarter of fiscal 2008.

Based upon Generally Accepted Accounting Principles (“GAAP”), first-quarter net income totaled $23.0 million, or $.43 per diluted share compared to net income of $9.9 million, or $.18 per diluted share for the prior-year period. First-quarter fiscal 2009 net income includes $4.0 million (no income tax benefit) in consulting and integration costs related to the recent acquisition of certain assets of Nordic-based Scribona AB. Results for the first quarter of fiscal 2008 included an $8.8 million charge for the loss on disposal of subsidiaries related to the company’s closure of its operation in the United Arab Emirates (UAE). Excluding this charge and a $0.01 per diluted share benefit from an adjustment to previously recorded restructuring accruals, non-GAAP net income for the first quarter of fiscal 2008 totaled $18.2 million, or $.33 per diluted share.

“We are pleased with our first quarter performance which delivered solid net sales growth and a 43 percent increase in operating income year-over-year amid a challenging environment,” said Robert M.

Tech Data Reports First-Quarter Results May 22, 2008	Page 2 of 8

Dutkowsky, Chief Executive Officer, Tech Data Corporation. “Our ability to deliver these results is confirmation of our focus on execution. While we are cognizant of the market uncertainty, our value-proposition is extremely strong, and our team remains focused on delivering exceptional service to our customers and vendor partners as we leverage our infrastructure for long-term success in the IT ecosystem.”

First-Quarter Financial Highlights

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Net sales in the Americas (including North America and Latin America) were $2.70 billion, or 44 percent of worldwide net sales, representing an increase of 8.0 percent over the first quarter of fiscal 2008. Net sales in Europe totaled $3.37 billion, or 56 percent of worldwide net sales, representing an increase of 16.0 percent (0.2 percent increase on a local currency basis) over the first quarter of fiscal 2008.

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Gross margin for the first quarter of fiscal 2009 was 4.86 percent compared to 4.72 percent in the prior-year first quarter. The year-over-year increase in gross margin was primarily attributable to improvements in the company’s pricing and inventory management practices, partially offset by competitive pricing conditions. In addition, the prior-year period included higher inventory costs related to the closure of the company’s UAE operations.

•

Selling, general and administrative expenses (SG&A) were $252.3 million, or 4.16 percent of net sales compared to $217.2 million, or 4.02 percent of net sales in the first quarter of fiscal 2008. The year-over-year increase in SG&A expenses was attributable to stronger foreign currencies and the related translation impact, continued investments to support the company’s sales growth and strategic initiatives, as well as consulting and integration costs related to the company’s acquisition of certain assets of Nordic-based Scribona AB.

•

For the first quarter of fiscal 2009, operating income was $42.4 million, or .70 percent of net sales. This compared to operating income of $29.7 million, or .55 percent of net sales in the first quarter of fiscal 2008. Excluding the loss on disposal of subsidiaries related to the closure of the company’s UAE operations and the restructuring credit, non-GAAP operating income for the first quarter of fiscal 2008 was $38.1 million, or .71 percent of net sales.

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On a regional basis, operating income in the Americas for the first quarter of fiscal 2009 was $40.7 million, or 1.51 percent of net sales compared to $38.5 million, or 1.54 percent of net sales in the first quarter of fiscal 2008. In Europe, the company generated operating income of $4.3 million, or .13 percent of net sales including $4.0 million (approximately .12 percent of net sales) in consulting and integration costs. This compared to an operating loss of $(6.1) million, or (.21) percent of net sales in the first quarter of fiscal 2008. Excluding the loss on disposal of subsidiaries and restructuring credit, European operating income for the first quarter of fiscal 2008, on a non-GAAP basis, was $2.3 million, or .08 percent of net sales. Europe’s prior year first quarter operating income, on a GAAP and non-GAAP basis, was also negatively impacted by a $(5.0) million loss from operations, or (.17) percent of net sales, incurred by the UAE operation primarily related to credit and inventory costs. Stock-based compensation expense is not included in the regional segment reporting results. These expenses are presented as a separate line item in the company’s segment reporting (see “Supplementary Information” table attached).

Tech Data Reports First-Quarter Results May 22, 2008	Page 3 of 8

•

Cash provided by operations during the first quarter of fiscal 2009 totaled $33.4 million. The company continues to enjoy excellent liquidity and financial flexibility with a cash position of $520.7 million at April 30, 2008.

Business Outlook

Statements made regarding the company’s business outlook are based on current expectations and the company’s internal plan. These statements are forward-looking and, as outlined in the company’s periodic filings with the Securities and Exchange Commission, actual results may differ materially. For the second quarter ending July 31, 2008, the company anticipates net sales to be in the range of $6.0 billion to $6.2 billion. This assumes flat net sales year-over-year in the Americas and mid-to-high single-digit growth in Europe on a local currency basis, including incremental sales associated with the acquisition of certain assets of Nordic-based Scribona AB. The company expects to incur approximately $4.0 million (no income tax benefit) in consulting and integration costs related to the acquisition during the second quarter.

Webcast Details

Tech Data will be discussing its first-quarter results and second-quarter business outlook on a conference call today at 9:00 a.m. ET. A webcast of the call, including supplemental schedules, will be available to all interested parties and can be accessed at www.techdata.com (Investor Relations section). The webcast will be available for replay until 5:00 p.m. ET on Thursday, May 29, 2008.

Non-GAAP Financial Information

The non-GAAP data contained in this release is included with the intention of providing investors a more complete understanding of our operational results and trends, but should only be used in conjunction with results reported in accordance with Generally Accepted Accounting Principles (“GAAP”). Non-GAAP measures presented in this release or other releases, presentations and similar documents issued by the company, exclude restructuring charges, certain consulting costs, impairment charges, changes in valuation allowances for certain deferred tax assets, extraordinary gains or losses and other infrequent or unusual items. A detailed reconciliation of the adjustments between results calculated using GAAP and non-GAAP in this release is contained in the attached financial summary. This information is also available for review on the Investor Relations section of Tech Data’s website at www.techdata.com.

Forward-Looking Statements

Certain matters discussed in this news release are forward-looking statements, based on the company’s current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: intense competition both domestically and internationally; narrow profit margins; dependence on information systems; potential adverse effects of acquisitions; exposure to natural disasters, war and terrorism; dependence on independent shipping companies; potential impact of labor strikes; risk of declines in inventory value; product supply and availability; changes in vendor terms and conditions; loss of significant customers; credit exposure due to the deterioration in the financial condition of our customers; the inability to obtain required capital; fluctuations in interest rates; foreign currency exchange risks and exposure to foreign markets; the impact of changes in income tax and other regulatory legislation; changes in accounting rules; and the volatility of common stock. Additional discussion of these and other factors affecting the company’s business and prospects is contained in the company’s periodic filings with the Securities and Exchange Commission, copies of which can be obtained at the company’s Investor Relations website at www.techdata.com. All information in this release is as of May 22, 2008. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company’s expectations.

Tech Data Reports First-Quarter Results May 22, 2008	Page 4 of 8

About Tech Data

Tech Data Corporation (NASDAQ GS: TECD) is one of the world’s largest distributors of technology products from leading IT hardware and software producers. Tech Data serves more than 100,000 IT solution providers in over 100 countries. Every day, these value-added resellers depend on Tech Data to cost-effectively support the technology needs of end users, including small and medium businesses (SMB), large enterprises and government agencies. Ranked 105th on the FORTUNE 500(R), Tech Data generated $23.4 billion in net sales for its fiscal year ended January 31, 2008. To learn more, visit www.techdata.com.

FOR MORE INFORMATION CONTACT:

Jeffery P. Howells, Executive Vice President and Chief Financial Officer

727-538-7825 (jeff.howells@techdata.com)

or

Kristin Wiemer Bohnsack, Director, Investor Relations and Shareholder Services

727-532-8866 (kristin.wiemer@techdata.com)

Tech Data Reports First-Quarter Results May 22, 2008	Page 5 of 8

TECH DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

(In thousands, except per share amounts)

	Three months ended April 30,
	2008	2007
Net sales	$6,065,814	$5,402,077
Cost of products sold	5,771,147	5,146,829

Gross profit	294,667	255,248
Selling, general and administrative expenses	252,301	217,152
Loss on disposal of subsidiaries	—	8,837
Restructuring charges	—	(453)

Operating income	42,366	29,712
Interest expense and other	5,066	7,943
Net foreign currency exchange loss (gain)	743	(1,657)

Income from operations before income taxes	36,557	23,426
Provision for income taxes	14,879	13,524
Minority interest	(1,288)	—

Net income	$22,966	$9,902

Net income per basic share	$.43	$.18
Weighted average basic shares outstanding	52,845	54,961

Net income per diluted share	$.43	$.18
Weighted average diluted shares outstanding	53,114	55,331

Tech Data Reports First-Quarter Results May 22, 2008	Page 6 of 8

TECH DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(In thousands)

	April 30, 2008	January 31, 2008
ASSETS

Current assets:
Cash and cash equivalents	$520,740	$447,340
Accounts receivable, net	2,779,347	2,659,446
Inventories	1,758,205	1,642,317
Prepaid expenses and other assets	174,196	173,879

Total current assets	5,232,488	4,922,982
Property and equipment, net	129,467	129,139
Goodwill	2,966	2,966
Other assets, net	165,127	165,848

Total assets	$5,530,048	$5,220,935

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Revolving credit loans	$55,807	$18,315
Accounts payable	2,478,118	2,288,740
Current portion of long-term debt	1,133	1,243
Accrued expenses and other liabilities	569,878	570,266

Total current liabilities	3,104,936	2,878,564
Long-term debt	364,007	363,639
Other long-term liabilities	52,932	58,011

Total liabilities	3,521,875	3,300,214

Total shareholders’ equity	2,008,173	1,920,721

Total liabilities and shareholders’ equity	$5,530,048	$5,220,935

Tech Data Reports First-Quarter Results May 22, 2008	Page 7 of 8

TECH DATA CORPORATION AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATION (UNAUDITED)

(In thousands, except per share amounts)

	Three months ended April 30,
	2008	2007
Operating Income
GAAP operating income	$42,366	$29,712
Loss on disposal of subsidiaries (1)	—	8,837
Restructuring charges (2)	—	(453)

Non-GAAP operating income	$42,366	$38,096

Net Income
GAAP net income	$22,966	$9,902
Loss on disposal of subsidiaries (1)	—	8,837
Restructuring charges (2)	—	(453)
Tax effect on non-GAAP adjustment items	—	(90)

Non-GAAP net income	$22,966	$18,196

Net Income per Diluted Share
GAAP net income per share	$.43	$.18
Loss on disposal of subsidiaries (1)	—	.16
Restructuring charges (2)	—	(.01)

Non-GAAP net income per diluted share	$.43	$.33

Weighted average diluted shares outstanding	53,114	55,331

(1)	For the three months ended April 30, 2007, loss on disposal of subsidiaries relates to the exit of the company’s operations in the UAE and includes $8.4 million for the recognition of foreign currency translation losses and $.4 million in severance costs and certain assets write-offs.
(2)	For the three months ended April 30, 2007, there was a benefit from an adjustment to previously recorded restructuring accruals.

Tech Data Reports First-Quarter Results May 22, 2008	Page 8 of 8

TECH DATA CORPORATION AND SUBSIDIARIES

SUPPLEMENTARY INFORMATION (UNAUDITED)

(In thousands)

	Three months ended April 30, 2008		Three months ended April 30, 2007
	Operating Income	Operating Margin	Operating Income (Loss)	Operating Margin
GAAP Operating Income (Loss) by Segment
Americas	$40,723	1.51%	$38,502	1.54%
Europe	4,326.13%		(6,137)	(.21)%
Stock-based compensation	(2,683)	(.04)%	(2,653)	(.05)%

Worldwide total	$42,366.70%		$29,712.55%

	Three months ended April 30, 2008		Three months ended April 30, 2007
	Operating Income	Operating Margin	Operating Income	Operating Margin
Non-GAAP Operating Income by Segment
Americas	$40,723	1.51%	$38,502	1.54%
Europe	4,326.13%		2,247.08%
Stock-based compensation	(2,683)	(.04)%	(2,653)	(.05)%

Worldwide total	$42,366.70%		$38,096.71%

	Three months ended April 30, 2008		Three months ended April 30, 2007
	Operating Income	Operating Margin	Operating Income (Loss)	Operating Margin
GAAP to Non-GAAP Reconciliation of Europe Operating Income (Loss)
GAAP operating income (loss)	$4,326.13%		$(6,137)	(.21)%
Loss on disposal of subsidiaries (1)	—	—	8,837.30%
Restructuring charges (2)	—	—	(453)	(.01)%

Non-GAAP Europe operating income	$4,326.13%		$2,247.08%

(1)	For the three months ended April 30, 2007, loss on disposal of subsidiaries relates to the exit of the company’s operations in the UAE and includes $8.4 million for the recognition of foreign currency translation losses and $.4 million in severance costs and certain assets write-offs.
(2)	For the three months ended April 30, 2007, there was a benefit from an adjustment to previously recorded restructuring accruals.